Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Cibatella Corp. on Form S-1/A (Amendment 1) of our report dated October 9, 2025 which includes an explanatory paragraph as to Cibatella Corp’s ability to continue as a going concern, relating to our audit of the balance sheet as of June 30, 2025, and the statement of operations, stockholder’s deficit, and cash flows for the period from April 10, 2025 (inception) to June 30, 2025.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Houston, Texas
December 12, 2025